Home Equity Loan-Backed Term Notes, GMACM Series 2000-HE1 Group 3
Payment Date	03/25/2003

Servicing Certificate
Beginning Pool Balance	8,380,324.57
Beginning PFA	0.00
Ending Pool Balance	7,857,933.87
Ending PFA Balance	-
Principal Collections	514,785.47
Principal Draws	-
Net Principal Collections	514,785.47
Active Loan Count	442

Interest Collections	65,411.50

Weighted Average Net Loan Rate	9.57000%
Substitution Adjustment Amount	0.00

Note Rate	7.9500%

Term Notes	Amount	Factor
Beginning Balance	8,017,841.77	0.1603568
Ending Balance	7,513,789.39	0.1502758
Principal	504,052.38	10.0810475
Interest	53,118.20	1.0623640
Interest Shortfall	0.00	0.0000000
Security Percentage	100.00%

Variable Funding Notes	Amount
Beginning Balance	0.00
Ending Balance	0.00
Principal	0.00
Interest	0.00
Interest Shortfall	0.00
Security Percentage	0.00%

Certificates	22,024.16

Beginning Overcollateralization Amount	362,482.80
Overcollateralization Amount Increase (Decrease)	(18,338.32)
Outstanding Overcollateralization Amount	344,144.48
Overcollateralization Target Amount	344,144.48

Credit Enhancement Draw Amount	0.00
Unreimbursed Prior Draws	0.00

		Number	Percent
	Balance	of Loans	of Balance
Delinquent Loans (30 Days)*	113,894.44	9	1.45%
Delinquent Loans (60 Days)*	50,512.13	4	0.64%
Delinquent Loans (90 Days)*	95,234.48	1	1.21%
Delinquent Loans (120 Days)*	-	0	0.00%
Delinquent Loans (150 Days)*	-	0	0.00%
Delinquent Loans (180+ Days)*	69,116.79	3	0.88%
Foreclosed Loans	49,744.64	2	0.63%
REO	0.00	0	0.00%

*Delinquency Figures Include Foreclosures, REO and Bankruptcies

	Liquidation To-Date
Beginning Loss Amount	365,941.11
Current Month Loss Amount	7,605.23
Current Month Principal Recovery	94.04
Net Ending Loss Amount	373,452.30

	Special Hazard	Fraud	Bankruptcy
Beginning Amount	0.00	0.00	0.00
Current Month Loss Amount	0.00	0.00	0.00
Ending Amount	-	-	-

Liquidation Loss Distribution Amounts	0.00
Extraordinary Event Losses	0.00
Excess Loss Amounts	0.00

Capitalized Interest Account
Beginning Balance	0.00
Withdraw relating to prior month Collection Period	0.00
Interest Earned (Zero, Paid to Funding Account)	0.00
Total Ending Capitalized Interest Account Balance	0.00
Interest Withdrawn for prior Collection Period	0.00

Funding Account
Beginning Funding Account Balance	-
Funding Account balance sent to Noteholders	-
Payment for Additional Purchases	-
Ending Funding Account Balance	-
Interest Earned for current Collection Period	-
Interest Withdrawn for prior Collection Period	-

Prefunding Account
Beginning Balance	0.00
Additional Purchases during Revolving Period	0.00
Excess of Draws over Principal Collections	0.00
Total Ending Balance	0.00
Interest Earned for current Collection Period	0.00
Interest Withdrawn for prior Collection Period	0.00

Reserve Account
Beginning Balance	0.00
Deposits to Reserve Account for current Payment Date	0.00
Withdrawals from Reserve Account for current Payment Date	0.00
Total Ending Reserve Account Balance as of current Payment Date	0.00
Interest Earned for current Collection Period	0.00
Interest Withdrawn for prior Collection Period	0.00